Exhibit 10.4

ASSET TRANSFER AND ACQUISITION AGREEMENT

This ASSET TRANSFER AND ACQUISITION AGREEMENT (this “Agreement”) dated as of the 1st day of March, 2006 (“Execution Date”) is made and entered into by and between ARK ENERGY, INC., a Nevada corporation (“Transferor”) and BLUEFIRE ETHANOL, INC., a Nevada Corporation (“Transferee”), (Transferee and Transferor being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein have the meaning set forth in Article I.

WHEREAS, Transferee has an exclusive license from ARKENOL, INC. to develop, own and operate ethanol plants using the Arkenol Technology for the North American Market, and to sublicense the Technology to third parties to develop, own and operate ethanol plants using the Arkenol Technology for the North American Market;

WHEREAS, Transferor owns certain rights, assets, Work-Product, intellectual property and other know-how on project opportunities that may be used for the deployment of the Arkenol Technology for the North American Market (all of the foregoing being hereafter referred to as the “Interests”) as described in Appendix I; and

WHEREAS, Transferee may use the Interests in its and its sublicensees’ deployment of the Arkenol Technology in the North American Market; and

WHEREAS, Transferor desires to transfer, and Transferee desires to receive all rights, title and interest held by Transferor in the Interests to Transferee, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS
Section 1.  Definitions.

(a)  Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Government or Regulatory Authority investigation.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (l0%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Transfer and Acquisition Agreement and the Appendices and Exhibits herewith, as the same shall be amended from time to time.

“Arkenol Technology” means Arkenol’s patented technology for the production of ethanol from cellulosic materials.

“Arkenol License” means the exclusive license that Transferee has received from Arkenol, Inc.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment of Interests” means the Assignment of Interests substantially in the form of Exhibit A.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California and Nevada are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Execution Date” means the date first written in the introductory paragraph of this Agreement.

“Financial Closing” shall mean the long term non-recourse financing of the Transferee’s Project(s).

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Approval” means any authorization, approval, consent, license, exception, variance, order, franchise, lease, ruling, permit, tariff, certification, exception, filing, notice to, declarations of, or registration by or with any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

“Interests” has the meaning ascribed to it in the forepart of this Agreement. “Interests” includes the Work Product and any and all other assets, interests or property owned or held by Transferor described in Appendix I hereto.

“Knowledge of Transferor” means the actual knowledge of the officers and employees of Transferor.

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, official guidelines, certificates, orders, interpretations, licenses, leases and permits of any Governmental or Regulatory Authority, Governmental Approvals, Environmental Laws, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction and all requirements of law.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

“North American Market” shall mean potential ethanol markets in the United States and Canada.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organizations, trust, union, association or Governmental or Regulatory Authority.

“Performance Bonus” has the meaning ascribed to it in Article II, Section 2.

“Start of Construction” means either the first placement of permanent construction of a building on site, such as the pouring of a slab or footing, the installation of piles, the construction of columns, or any work beyond the stage of excavation; or the placement of a manufactured (mobile) home on a foundation.

“Transferee” has the meaning ascribed to it in the forepart of this Agreement, and includes any successors and assigns.

“Transferee’s Project(s)” shall mean project(s) owned or controlled by the Transferee or by its sublicensees utilizing the Arkenol Technology in the North American Market.

“Transferor” has the meaning ascribed to it in the forepart of this Agreement and includes its successors and assigns.

“Termination Date” shall mean the date that is three (3) years after the Execution Date unless otherwise amended by both parties in writing if significant progress has not been made by Transferee to develop, design, and finance its first project

“Work Product” shall mean all rights appurtenant to the development of projects related to the Arkenol Technology, data, all reports of consultants, all know-how and information based or obtained in connection with the development of projects related to the Arkenol Technology and all of the other rights (including, but not limited to, development rights and other work products) comprising or relative to the Arkenol Technology.

(b)  Construction of Certain Terms and Phrases. Unless context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular of plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE II.

TRANSFER OF INTERESTS AND EXECUTION

Section 1.  Transfer and Receipt. Transferor agrees to transfer to Transferee, and Transferee agrees to receive from Transferor at the Execution Date, all of the rights, title and interests of Transferor in and to the Interests on the terms and subject to the conditions set forth in this Agreement.

Section 2.  Performance Bonus. In consideration of the receipt and transfer described above and in the event that the Interests are used by Transferee in Transferee’s Project(s), Transferee shall pay to Transferor an aggregate sum (the “Performance Bonus”) of up to a maximum of SIXTEEN MILLION DOLLARS ($16,000,000). The payment of the Performance Bonus is based on one hundred percent (100%) of the “at-cost” transfer basis of the Interests at the time of that specific Transferee’s Project’s implementation (as described on Table 1) as demonstrated by Start of Construction or Financial Closing, whichever is earlier, and subject to the limitations in Section 3 of this Article II.

Section 3.   Payment of Performance Bonus.

(a)  The Performance Bonus shall be due and payable as follows:

(i)  The Performance Bonus shall be paid in whole or in increments, based upon the value of the use of the Interests, or a portion thereof, by Transferee in Transferee’s Project(s). Such payment(s) shall be paid no later than thirty (30) days after the Financial Closing or Start of Construction of Transferee’s Project(s) utilizing the Interests, or a portion thereof, and receipt of an Invoice from Transferor of the amount due. All payments to Transferor under this Agreement will be solely by bank wire transfer in U.S. dollars.

Section 4.  Conversion Requirements. The Performance Bonus will be converted to preferred shares in the event BlueFire becomes or is reorganized into a publicly traded company. Such preferred shares issued will have a right of conversion to common stock at a ratio that will be limited to a maximum face value of sixteen million dollars ($ 16,000,000) as determined by the price of the common stock at the time of conversion to common shares which shall occur five years from the date of first trading of shares.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Except as otherwise provided herein, Transferor hereby represents and warrants to Transferee as follows:

Section 1.  Existence. Transferor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Transferor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the sale of the Interests contemplated hereby.

Section 2.  Authority. The execution and delivery by Transferor of this Agreement, and the performance by Transferor of its obligations hereunder, have been duly and validly authorized by its board of directors, no other corporate action on the part of Transferor, its stockholders or any other person being necessary. This Agreement has been duly and validly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms.

Section 3.  Title to Properties. Transferor has good, valid and marketable title to the Interests, subject to no encumbrance, Lien, charge or other restriction of any kind or character.

Section 4.  Interests. At the Execution Date, the delivery of an Assignment of Interests provided in Section 4 of Article II will transfer to Transferee good and valid title to the Interests, free and clear of all Liens, other than Liens created or suffered to exist by Transferee.

Section 5.  Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Transferor, threatened against, relating to or affecting Transferor or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the sale of the Interests contemplated by this Agreement.

Section 6.  Consents; No Violation of Agreements. No consent of any person is necessary for the consummation by Transferor of the transactions set forth herein, including, without limitation, consents from governmental agencies, whether federal, state or local, and neither the execution and delivery of this Agreement by Transferor nor the consummation or performance by Transferor of any of the transactions set forth herein, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Interests.

Section 7.  Taxes.

(a)  Transferor is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code;

(b)  There are no liens for Taxes upon any of the Interests;

(c)  None of the assets of Transferor is “tax-exempt use property” within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code and none of the assets of Transferor is subject to any lease made pursuant to Section 168(f)(8) of the Code (as in effect from time to time prior to the date hereof); and

Section 8.  Bankruptcy. Transferor has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy act, insolvency, or other debtor relief law, nor sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.

Section 9.  Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Transferor directly with Transferee without the intervention of any Person on behalf of Transferor in such manner as to give rise to any valid claim by any Person against Transferee for a finder’s fee, brokerage commission or similar payment.

Section 10.  Disclosure. Transferor has made available to Transferee copies of all books and records in its possession relating to the Interests, including, but not limited to, all governmental communications, reviews, audits, investigations or inspections, whether pending, completed or, to Transferor’s knowledge, threatened, relating to the Projects or the Interests, which contain any material data or information with respect to the ownership or development of the Projects. The representations and warranties of Transferor, when taken as a whole, do not contain any untrue statement of a material fact nor do they omit to state a material fact which is or should have been known to Transferor or its Affiliates to be necessary in order to make the representations and warranties made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as follows:

Section 1.  Corporate Existence. Transferee is a to be formed corporation that would be duly organized, validly existing and in good standing under the Laws of the State of Nevada. Transferee has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the receipt of the Interests contemplated hereby. If the corporation is not formed within one (1) year of the Execution Date, then this Agreement is voided.

Section 2.  Authority. The execution and delivery by Transferee of this Agreement, and the performance by Transferee of its obligations hereunder, have been duly and validly authorized by the President of Transferee, no other action on the part of Transferee being necessary. This Agreement has been duly and validly executed and delivered by Transferee and constitutes a legal, valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms.

Section 3.  Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Transferee, threatened against, relating to or affecting Transferee or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the receive of the Interests contemplated by this Agreement.

Section 4.  Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Transferee directly with Transferor without the intervention of any Person on behalf of Transferee in such manner as to give rise to any valid claim by any Person against Transferor or any Subsidiary for a finder’s fee, brokerage commission or similar payment.

ARTICLE V.

COVENANTS OF TRANSFEROR

Transferor covenants and agrees with Transferee that, at all times from and after the date hereof until the Termination Date, Transferor will comply with all covenants and provisions of this Article V, except to the extent Transferee may otherwise consent in writing.

Section 1.  Fulfillment of Conditions. Transferor will proceed diligently and in good faith and will take all commercially reasonable steps necessary or desirable to satisfy each condition to the obligations of Transferee contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 2.  Duty to Notify. Transferor shall promptly notify Transferee of any actions or events that might have a material adverse effect or which may result in a breach of covenants in this Article V, may result in a breach of the representations and warranties in Article III, or may otherwise impede the use of the Interests by Transferee.

Section 3.  Duty to Cooperate. Transferor shall use its best reasonable efforts to cooperate with Transferee to facilitate the use of the Interests by Transferee.

Section 4.  Non-Competition. Transferor shall not engage in any activity that is in any way competitive with Transferee’s interest in the use of the Interests, and shall not assist any other person or organization in competing with or in preparing to compete with Transferee’s interest in the Interests.

ARTICLE VI.

COVENANTS OF TRANSFEREE

Transferee covenants and agrees with Transferor that, at all times from and after the date hereof until the Termination Date, Transferee will comply with all covenants and provisions of this Article VI, except to the extent Transferor may otherwise consent in writing.

Section 1.  Fulfillment of Conditions. Transferee will take all commercially reasonable steps necessary or desirable to satisfy each condition to the obligations of Transferor contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VII.

CONDITIONS TO OBLIGATIONS OF TRANSFEREE

The obligations of Transferee hereunder to receive the Interests are subject to the fulfillment, at or before the Execution Date, of each of the following conditions (all or any of which may be waived in whole or in part by Transferee in its sole discretion).

Section 1.  Performance. Transferor shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Transferor at or before the Execution Date.

Section 2.  Accuracy of Representations and Warranties. The representations and warranties of the Transferors herein contained shall be true at the Execution Date in all material respects.

Section 3.  Assignment of Interests. Transferor shall have delivered the Assignment of Interests, substantially in the form of Exhibit A.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS OF TRANSFEROR

The obligations of Transferor hereunder to transfer the Interests are subjected to the fulfillment, at or before the Execution Date, of each of the following conditions (all or any of which may be waived in whole or in part by Transferor in its sole discretion).

Section 1.  Performance. Transferee shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Transferee at or before the Execution Date.

ARTICLE IX.

TERMINATION

Section 1.  Termination. This Agreement may be terminated by Transferee, and the transactions contemplated hereby may be abandoned, at any time before the Termination Date, at the sole discretion of Transferee with or without cause, by giving written notice to Transferor. Upon termination, Transferee shall relinquish all rights to the Interests.

Section 2.  Effect of Termination. If this Agreement is validly terminated pursuant to Section 1 of this Article IX, this Agreement will forthwith become null and void, and there shall be no liability or obligation on the part of Transferor or Transferee (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), subject to the following exceptions:

(a)  Article X and Sections 3, 4, 5, 14, 15 and 16 of Article XI shall continue to apply following any such termination; and

ARTICLE X.

INDEMNIFICATION

Section 1.  Indemnification of Transferee by Transferor. Transferor hereby agrees to indemnify and hold harmless Transferee, its Affiliates and their respective shareholders, managers, officers, directors, members, employees, partners, agents, and their respective heirs, personal representatives, successors and assigns (the “Transferee Indemnified Parties”) from and against any and all claims, demands, actions, proceedings, investigations and rights of action asserted by any third party against any of the Transferee Indemnified Parties, including reasonable attorneys’ fees and costs, whether or not action is instituted and, if instituted, whether at any trial or appellate level, whether raised by the Transferee Indemnified Parties or a third party, which shall or may arise by virtue of or in connection with (i) anything done or omitted to be done by Transferor in connection with this Agreement, (ii) any breach by Transferor of a covenant, warranty or representation contained herein, or (iii) anything done or omitted to be done by Transferor in connection with the Interests prior to the Execution Date or after the termination of this Agreement pursuant to Article IX. Indemnity claims shall be payable when incurred by the Transferee Indemnified Parties.

Section 2.  Indemnification of Transferor by Transferee. Transferee hereby agrees to indemnify and hold Transferor, its Affiliates, officers, directors, managers, members, employees, partners, shareholders, agents and their respective heirs, personal representatives, successors and assigns (the “Transferor Indemnified Parties”) harmless from and against any and all claims, demands, actions, proceedings, investigations and rights of action asserted by any third party against any of the Transferor Indemnified Parties, including reasonable attorneys’ fees and costs, whether action is instituted or not and, if instituted, whether at any trial or appellate level, whether raised by the Transferor Indemnified Parties or a third party, which shall or may arise by virtue of or in connection with (i) anything done or omitted to be done by Transferee with respect to the obligations of Transferee pursuant to this Agreement, or (ii) any breach by Transferee of a covenant; warranty or representation contained herein. Indemnity claims shall be payable when incurred by the Transferor Indemnified Parties.

Section 3.  Limitation on Indemnification. The maximum amount of losses that either Party will be responsible to bear under Sections 1 and 2, respectively, of this Article X is One Million Dollars ($1,000,000). This maximum amount shall not apply to losses resulting from either Party’s fraud, intentional misrepresentation, intentional breaches of covenants, or intentional violations of any Law.

ARTICLE XI.

MISCELLANEOUS

Section 1.  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by messenger (including by air courier) or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to Transferee, to:

BLUEFIRE ETHANOL, INC.
31 Musick
Irvine, California 92618
Attn: Arnold Klann
Tel: (949) 588-3767 ext. 310
Fax: (949) 580-6935

If to Transferor, to:

ARK ENERGY, INC.
31 Musick
Irvine, California 92618
Attn: Necy Sumait
Tel: (949) 588-3767, ext. 304
Fax: (949) 588-3972

All such notices, requests and other communications will (i) if delivered personally or by messenger (including by air courier) to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 2.  Entire Agreement. Each appendix and exhibit delivered pursuant to this Agreement will be in writing and will constitute a part of this Agreement. This Agreement, together with those appendices and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all the Parties’ prior agreements and understandings in connection therewith.

Section 3.  Expenses. Except as otherwise expressly provided in this Agreement, whether or not the sale of the Interests contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and Execution of this Agreement and the transactions contemplated hereby.

Section 4.  Public Announcements. Any public announcement reporting the transfer hereunder or concerning the transactions contemplated hereby shall be made at the sole discretion of Transferee. Transferor will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Transferee.

Section 5.  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 6.  Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Execution, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

Section 7.  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 8.  No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 9.  No Assignment; Binding Effect. Transferee may assign this Agreement in whole or in part at any time, or from time to time, in its sole discretion; provided, however, any such assignee shall assume Transferee’s obligations hereunder (in whole or in part, as appropriate). Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Transferor without the prior written consent of Transferee and any attempt to do so will be void. Subject to the preceding sentences, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

Section 10.  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 12.  Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.

Section 13.  Arbitration. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration, to be held in Clark County, Nevada in accordance with the Commercial Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association. The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of arbitrators from the American Arbitration Association.

Section 14.  Attorneys’ Fees. In the event of any arbitration or other proceeding between any of the Parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing Party shall, in addition to such other relief as the arbitrator may award, be entitled to recover reasonable attorneys’ fees, all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc. (and including, if applicable, any costs at the trial and appellate levels and in any bankruptcy proceeding), and expenses of investigation.

Section 15.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 17. Conflict. In the event of any conflict between the terms of this Asset Transfer and Acquisition Agreement and the terms of the Assignment of Interests, the terms of the Asset Transfer and Acquisition Agreement shall prevail.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written (“Execution Date”).

BLUEFIRE ETHANOL, INC.

By:	/s/ Arnold Klann
Name: Arnold Klann
Title: President

ARK ENERGY, INC., A Nevada corporation

By:	/s/ Necy Sumait
Name: Necy Sumait
Title: Vice President

 APPENDIX I

DESCRIPTION OF INTERESTS

•	Process Design Package for the Sacramento Biorefinery Project prepared by Bateman Engineers;

•
Permits, Work Product, reports, data and any and all information obtained in connection with the project opportunities listed on Table 1 in connection with the Arkenol Technology in the North American Market;

•	Any and all data collected regarding the geographical location of potential sites, environmental conditions, infrastructure, regulatory requirements;

•	Any and all correspondences regarding meetings or telephone calls with utilities, governmental or regulatory agencies, vendors, or potential clients for facility outputs;

•	Any and all draft or completed business plans for potential facilities;

•	Any and all engineering design or data developed for potential projects;

•	Any and all research, data or reports on market information for facility outputs;

•	All documents, studies, reports, material, data, files, contact lists or other information or know-how developed, owned, held or obtained by Transferor in connection with project opportunities; and

•
All other rights of the Transferor (including, but not limited to, development rights, work product and other intellectual, tangible and intangible property) comprising or relative to project opportunities.

•
All rights (including all intellectual property rights), title and interest in and to all assets, contract rights, products, reports, studies, drawings, tracings, schedules, photographs, slides, estimates, specifications, diagrams, models, calculations and other results of work by Transferor, including any and all development rights and assets that are part of or relate in any way to project opportunities.

1

Table 1
	Project Name	Location	Pilot Analysis	Engineering	Site Development	Feedstock	Benefit to BlueFire
1	California #1	El Sobrante, Simi, Bradley, Meccca, Orange County			$700	Urban wood & green waste	1,2,3,4,5
2	California #2	Colusa, CA			$200	Ag waste
3	California #3	Rio Linda, CA	$1,500	$2,000	$5,000	Ag waste	1,2,3,4,5,6
4	California #4	City of Industry	$10			Post sorted MSW	2
5	California #5	Alameda Corridor			$35	Urban green waste	1
6	California #6	Thermo Fibergen	$32
7	Canada	Suncor			$20
8	Florida # 1	Bartow, FL	$40		$100	Sorghum	1,2,3,4
9	Florida # 2	Ft. Myers, FL			$50	Urban green waste	1,2,5
10	Fort Worth	Euless, TX	$400	$2,000	$2,000	Urban green waste	1,2,3,4,5,6
11	Hawaii	Various	$30		$800	Ag waste	1,2,3,5
12	Illinois	Robbins, IL	$30		$300	Post sorted MSW	1,2
13	Minnesota #1	Becker, MN	$60	$50	$150	MSW/RDF	1,2,3
14	Minnesota #2	Mankato, MN	$60	$100	$150	MSW/RDF	1,2,3
15	Minnesota #3	Dakota County, MN	$30	$50	$200	MSW/RDF	1,2,3
16	Minnesota #4	Hibbing, MN	$30	$50	$200	Forest Waste	1,2
17	New Jersey	Plumstead			$50	Urban green waste	3
18	Pensylvania #1	Philadephia, PA			$300	Urban green waste	1,3
19	Pensylvania #2					Urban green waste	1,3

	Subtotal ($1000s)		$2,222	$4,250	$10,255
	Grand Total ($1000s)	$16,727

Benefits Legend:
1	Siting and location
2	Feedstock definition
3	Product off-take options
4	Site use/ permitting
5	Infrstructure requirements
6	Co-location with another facility

2

EXHIBIT A

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS, dated as of the 1st day of March, 2006 by and between ARK ENERGY, INC., a Nevada corporation (the “Transferor”), and BLUEFIRE ETHANOL, INC., a to be formed Nevada corporation (the “Transferee”),

W I T N E S S E T H

WHEREAS, pursuant to that certain Asset Transfer and Acquisition Agreement dated as of March 1, 2006 (as amended, supplemented or otherwise modified from time to time, the “Asset Transfer and Acquisition Agreement”), by and between Transferor and Transferee, Transferor has agreed to transfer, assign, convey, transfer and deliver all of its respective rights, title and interest in and to the Interests (as defined in the Asset Transfer and Acquisition Agreement) to Transferee and Transferee has agreed to receive and acquire such Interests from Transferor, all as more fully described in the Asset Transfer and Acquisition Agreement; and

WHEREAS, pursuant to the Asset Transfer and Acquisition Agreement, Transferor and Transferee have agreed to enter into this Assignment of Interests pursuant to which the Interests will be conveyed to Transferee.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms which are used but not defined in this Assignment of Interests shall have the meaning ascribed to such terms in the Asset Transfer and Acquisition Agreement.

2.    Assignment. Subject to the terms and conditions of the Asset Transfer and Acquisition Agreement, Transferor does hereby transfer, assign, convey, transfer and deliver to Transferee all of Transferor’s right, title and interest in and to all of the Interests. Transferor agrees to execute and deliver such other documents and instruments requested from time to time by Transferee, including assignments in recordable form, and take such other actions as may reasonably be necessary, proper or advisable, to evidence the assignment of the Interests described herein.

3.    Appointment. Transferor hereby constitutes and appoints Transferee and its successors and assigns as Transferor’s true and lawful attorney, with full power of substitution, in Transferor’s name and stead, by, on behalf of and for the benefit of Transferee, and its successors and assigns, to demand and receive any and all of the Interests transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of Transferee, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which Transferee, and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Interests transferred hereunder or for the collection and enforcement of any claim or right of any kind herby sold, assigned, conveyed, transferred and delivered, and to do all acts and things in relation to the Interests transferred hereunder which Transferee, and its successors or assigns, shall deem desirable.

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4.    No Third Party Beneficiaries. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person other than Transferee any remedy or claim under or by reason of this instrument or any agreements, terms, covenants or conditions hereof, and all the agreements, terms, covenants and conditions in this instrument contained shall be for the sole and exclusive benefit of Transferee and its successors and permitted assigns.

5.    Binding Effect, Assignment. This Assignment of Interests and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.    Governing Law. This Assignment of Interests shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

7.    Construction. This Assignment of Interests is delivered pursuant to and is subject to the Asset Transfer and Acquisition Agreement. In the event of any conflict between the terms of the Asset Transfer and Acquisition Agreement and the terms of this Assignment of Interests, the terms of the Asset Transfer and Acquisition Agreement shall prevail.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Assignment of Interests has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

ARK ENERGY, INC., a Nevada corporation

By:	/s/ Necy Sumait
Name: Necy Sumait
Title: Vice President

BLUEFIRE ETHANOL, INC. a to-be formed Nevada Corporation

By:	/s/ Arnold Klann
Name: Arnold Klann
Title: President

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